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                                                                  Exhibit 4.6

                                 AMENDMENT NO. 3
                                     TO THE
                              ROADWAY EXPRESS, INC.
                            401(k) STOCK SAVINGS PLAN
                           (Effective January 1, 1996)

                  THIS AMENDMENT NO. 3 is made and executed this 3rd day of June, 1997, by Roadway Express, Inc. (the "Company") to be effective as of January 1, 1996. Words and phrases used herein with initial capital letters which are defined in the Roadway Express, Inc. 401(k) Stock Savings Plan (the "Plan") are used herein as so defined.

                                    Section 1
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                  1.       Section 14.1(l) of the Plan is amended in its
entirety to read as follows:

                    (l) REQUIRED AGGREGATION GROUP: The group of qualified plans of an Employer consisting of each plan in which a Key Employee participates (in the plan year containing the determination date or any of the four preceding plan years) plus each other plan which, during this period, enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410.

                                    Section 2
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                  2.       Section 14.4(b)(vi) of the Plan is amended in its
entirety to read as follows:

                    (vi) For the purpose of Paragraph (iii) of this Subsection, the term "Matching Employer Contributions" shall include Before-Tax Contributions made for an Employee.

                                    Section 3
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                  3. Section 8.8 of the Plan (provisionally deleted by
Subsection (b) of Section 15 of Amendment No. 1 to the Plan, which Subsection is hereby rendered void) is, effective upon the issuance of a favorable determination letter from the Internal Revenue Service with respect to this Amendment No. 3, amended to read as follows:

                  (a)  [Reserved.]

                  (b) Any Participant who makes a withdrawal, pursuant to
         Section 8.7(a)(v), of any portion of his Account not invested in Caliber Stock, a withdrawal pursuant to Section 8.7(a)(vi) or has made a withdrawal pursuant to similar provisions in the Roadway Services, Inc. Stock Savings and Retirement Income Plan and Trust may not make any After-Tax Contributions or have any Before-Tax Contributions or Matching Employer Contributions made for him for twelve (12) months thereafter.


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                  (c) A Participant's Contributions that have been suspended pursuant to this Section will resume as of the first pay period after the period of suspension if he is a Covered Employee on that date.


                  IN WITNESS WHEREOF, the Company has caused this Amendment No. 3 to be executed by its duly appointed officers.



         In the presence of:                    ROADWAY EXPRESS, INC.

         /s/  Joyce Hardman                     By  /s/ John M. Glenn
            -------------------------             ---------------------------
                                                Name:  John M. Glenn
                                                Title: Secretary